UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): November 13, 2009 (November 9, 2009)

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FIFTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 23, 2009, Stonehenge Funding, LC (the “Subordinate Lender”), an entity wholly-owned by Christopher Clemente, the Chairman and Chief Executive Officer of Comstock Homebuilding Companies, Inc. (the “Company”), completed the purchase of that certain senior unsecured note in the current outstanding amount of approximately $9,000,000.00, plus accrued and unpaid interest, as more particularly described in that certain Amended and Restated Indenture between the Company and JP Morgan Ventures (“JPMV”) dated March 14, 2008 (the “JP Morgan Debt”). The purchase of the JP Morgan Debt also resulted in the transfer to the Subordinate Lender of a warrant previously issued to JPMV for the purchase of one million five hundred thousand (1,500,000) shares of the Company’s Class A Common Stock. Gregory Benson, a member of the Company’s Board of Directors and the Company’s Chief Operating Officer, subsequently purchased a participation interest from the Subordinate Lender. The Subordinate Lender is currently negotiating with the independent members of the Board of Directors of the Company regarding terms of a potential modification of the JP Morgan Debt with the Subordinate Lender.

In connection with the Subordinate Lenders purchase of the JP Morgan Debt from JPMV, the Subordinate Lender and the Company entered into two separate Subordination and Standstill Agreements (individually a “Subordination Agreement” and collectively the “Subordination Agreements”) for the benefit of the Company, and its secured lenders, Key Bank, N.A. and Guggenheim Corporate Funding (“Secured Lenders”). The Subordination Agreements allow for the Subordinate Lender and the Company to negotiate permanent modifications to the terms of the JP Morgan Debt and provide the Secured Lenders assurances that the Company will not make any cash payments to the Subordinate Lender prior to the full repayment of loans to the Secured Lenders in connection with the Company’s Eclipse and Penderbrook projects (the “Secured Loans”). The Secured Lenders have previously agreed to modify the release provisions of the Secured Loans to provide the Company with enhanced cashflow from settlements of units at those projects, subject to certain conditions being met by the Company.

Receipt of a Default Notice and certain additional details related to the JP Morgan Debt were previously reported by the Company in a Form 8-K filed May 1, 2009.

Effective January 1, 2009, Comstock Homebuilding Companies, Inc. (the “Company”), entered into a new license software agreement with I-Connect, L.C. (“I-Connect”), an entity in which Gregory Benson, the Chief Operating Officer of the Company, has an indirect ownership interest, for the use of I-Connects proprietary Builder’s Co-Pilot software (the “Agreement”). Pursuant to the terms of the Agreement, I-Connect has agreed to forgive approximately $12,000 in delinquent payments in exchange for a warrant to purchase up to 6000 shares of the Company’s Class A common stock at a strike price equal to the average of the closing stock price for the twenty days immediately preceding the effective date of the Agreement and the Company will agree to make reduced monthly payments of $6000 for the use of the software for a term of 24 months.

On or about January 15, 2009, Comstock Property Management, L.C. (“CPM”), a subsidiary of Comstock Homebuilding Companies, Inc. (the “Company”), has agreed to enter into a new three year lease with Comstock Asset Management, L.C. (“CAM”), an entity wholly-owned by Christopher Clemente, the Chairman and Chief Executive Officer of the Company, for the use of approximately 9139 square feet of office space at the Company’s existing headquarters (the “Lease”). Pursuant to the terms of a separate early termination of lease by and between CAM and the Company (the “Lease Termination”), the Company has agreed to surrender approximately 15,714 square feet of space to CAM in exchange for (i) CPM’s agreement to enter into the Lease for the reduced space and at a reduced rate; and (ii) the issuance of a warrant to purchase up to 50,612 shares of the Company’s Class A common stock at a strike price equal to the average of the closing stock price for the twenty days immediately preceding the effective date of the Lease Termination in exchange for the forgiveness of approximately $101,224 in delinquent rent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2009

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/S/ CHRISTOPHER CLEMENTE
Christopher Clemente,
Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

703.883.1700

SOURCE: Comstock Homebuilding Companies, Inc.